UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported) December 5, 2007

Commission File Number	Registrant, Address of Principal Executive Offices and Telephone Number	I.R.S. Employer Identification Number	State of Incorporation

1-08788	SIERRA PACIFIC RESOURCES	88-0198358	Nevada
P.O. Box 10100
(6100 Neil Road)
Reno, Nevada 89520-0400 (89511)
(775) 834-4011
None

(Former name, former address and former fiscal year, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

8.01 — Other Events
     On December 5, 2007, Sierra Pacific Resources (“SPR” or the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with Deutsche Bank Securities Inc. (the “Underwriter”), in connection with a public offering (the “Offering”) of 12,000,000 of the Company’s common stock, par value $1.00 per share (plus an option to purchase an additional 1,800,000 shares to cover over-allotments). A copy of the Purchase Agreement is attached hereto as Exhibit 99.1 and is incorporated by reference herein. The shares of common stock to be sold in the Offering have been registered under the Securities Act of 1933, as amended, under the Company’s shelf registration statement on Form S-3 (File No. 333-146100) (the “Registration Statement”). The closing of the Offering is expected to occur on or about December 11, 2007, subject to satisfaction of customary closing conditions.
     The Company expects the net proceeds from the Offering to be approximately $203 million ($233 million if the underwriter's over-allotment option is exercised in full), after deducting and giving effect to any deemed underwriting discounts and the estimated expenses of the Offering. The Company intends to use the net proceeds of the Offering to invest in short-term instruments pending their use, which may be for additional capital contributions to one or both of Nevada Power Company and Sierra Pacific Power Company, each a subsidiary of the Company, for the repayment of a portion of the Company’s indebtedness, and/or for general corporate purposes.
     This Current Report on Form 8-K does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, and there shall not be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The Offering is being made only by means of a prospectus and related prospectus supplements.
     In connection with the Offering, Exhibit 99.1 hereto is incorporated by reference into the Company’s Registration Statement.
9.01 — Financial Statements and Exhibits

(d) Exhibits

99.1	Purchase Agreement, dated as of December 5, 2007, by and between Sierra Pacific Resources and Deutsche Bank Securities Inc.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Sierra Pacific Resources (Registrant)
Date: December 7, 2007	By:	/s/ John E. Brown
John E. Brown
Corporate Controller